Exhibit 10.1

NEO GENOMICS

12701 Commonwealth Dr., Suite 9
Fort Myers, FL 33913
P: 866.776.5907
F: 239.690.4237
www.neogenomics.com

October 19, 2022

Cindy Dieter

Dear Cindy,

To incentivize you to remain with and committed to the success of the Company, we are pleased to offer you a special retention bonus (the “Retention Bonus”), subject to the terms and conditions of this letter. You will be eligible to receive a cash bonus in a total amount equal to $150,000 (less applicable withholdings and deductions). The bonus will be payable in two instalments as outlined below (each date representing a “Vesting Date”):

•$75,000 on March 31, 2023 if you are actively employed by the Company on the Vesting Date.

•$75,000 on May 31, 2023, if you are actively employed by the Company on the Vesting Date.

To the extent earned, the Retention Bonus will be payable as soon as administratively practicable, and not more than 30 days, after the Vesting Date (or termination of employment without Cause, if applicable). Other terms, including terms in the event of the termination of your employment, are contained in Exhibit
A. You will be solely and exclusively liable for any taxable event resulting from the payment of the sums referenced above. Further, to receive such payment, you must agree to the terms contained in this letter and its Exhibit A, including your agreement to hold harmless and indemnify the Company for any tax liability, interest, and/or penalties arising out of any failure by you to pay taxes.

In addition to the Retention Bonus, you will be awarded an LTI Grant of approximately $100,000. This LTI Grant is subject to the Vesting Schedule in the Restricted Stock Award Agreement. The Restricted Stock Award Agreement will be uploaded to Solium for your review and signature. If for some reason, you do not see the award in Solium within 30 days, please let Kathryn McKenzie know.

I want to thank you for your hard work, dedication, achievements, and your personal contribution to our culture and our company’s continuing success. As a result of efforts by you and our teams, we are making great strides in becoming be the leading oncology diagnostics services company in the world.

Sincerely,

/s/ Chris Smith
Chris Smith
Chief Executive Officer

Exhibit 10.1

Exhibit A
Retention Bonus – Additional Terms

If, before the Vesting Date, you terminate your employment with NeoGenomics, Inc. (the “Company”) or the Company terminates your employment with Cause, no Retention Bonus paid to you. If the Company terminates you for any reason other than Cause before the Vesting Date (including due to your death or disability), then you will still be entitled to the Retention Bonus to the extent it has not already been paid.

For purposes of this letter agreement, “Cause” means the Company’s good faith determination of any of the following:

(i)your willful and continued failure to perform your material duties with the Company (other than such failure resulting due to death or disability), or
(ii)any breach by you of the material provisions of your employment or other agreements with the Company; or
(iii)gross misconduct by you which results in serious damage to the Company; or
(iv)felony conviction involving your personal dishonesty or moral turpitude; or a determination by the Company, after consideration of available information, that you have violated the Company policies or procedures involving compliance with law, including laws prohibiting discrimination, harassment, or workplace violence; or
(v)engagement in illegal drug use or alcohol abuse that prevents you from performing your duties in any manner, or
(vi)your misappropriation, embezzlement, or conversion of the Company’s opportunities or property.

The terms contained in this letter and its Exhibit A constitute the entire understanding and agreement between you and the Company with respect to the retention bonus payments referenced in this letter and the terms and conditions associated with those payments. This Agreement supersedes and terminates all prior oral or written promises, representations, understandings, and agreements regarding this subject matter. The terms contained in this letter and its Exhibit A may not be changed, amended, or modified orally and no modification, amendment, or waiver of any term contained herein, or any future representation, promise, or condition in connection with the subject matter referenced above, shall be binding upon any party hereto unless memorialized in a written agreement between you and the Company that expressly references this letter and its Exhibit A and identifies the terms herein that are to be changed, amended, or modified. Such change, amendment, or modification must be signed by you and duly authorized officers or representatives of the Company. Notwithstanding this provision, this letter and its Exhibit A shall not in any way diminish any obligation, duty, or undertaking owed by you to the Company because of any other contract, agreement, or law on a different subject matter. The terms contained in this letter and its Exhibit A will be in addition to, and not in place of, any and all other rights held by the Company by virtue of any other contract, agreement, or undertaking, and to that extent, your other obligations to the Company are not altered, changed, or superseded by this letter or its Exhibit A.

Exhibit 10.1

EMPLOYEE ACKNOWLEDGEMENT AND AGREEMENT

By signing below, I acknowledge and agree to the terms contained in this letter and its Exhibit A for purposes of the retention bonus payments referenced above. I further acknowledge that I have read, carefully reviewed, and considered this letter and its Exhibit A, that I understand those documents and freely and voluntarily agrees to all of their terms and conditions, that I have had the opportunity to consult with an attorney of my choice, and that I enter into this Agreement voluntarily without coercion and with full knowledge of its contents and effect.

Cindy Dieter
Printed Name

/s/ Cindy Dieter
Employee Signature